Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYTEIR THERAPEUTICS, INC.

Cyteir Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is Cyteir Therapeutics, Inc.; that the Corporation was originally incorporated pursuant to the Delaware General Corporation Law on June 4, 2012 under the name Cyteir Therapeutics, Inc.; that a Certificate of Amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on December 5, 2014; that such Certificate of Incorporation was amended and restated in its entirety pursuant to an Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary of State on October 26, 2015; that such Amended and Restated Certificate of Incorporation was amended and restated in its entirety pursuant to a Second Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary of State on October 21, 2016; that such Second Amended and Restated Certificate of Incorporation was amended and restated in its entirety pursuant to a Third Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary of State on January 3, 2018; that a Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on March 2, 2018; that such Third Amended and Restated Certificate of Incorporation was amended and restated in its entirety pursuant to a Fourth Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary of State on September 26, 2019; and that such Fourth Amended and Restated Certificate of Incorporation was amended and restated in its entirety pursuant to a Fifth Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary of State on February 5, 2021.

SECOND: The Fifth Amended and Restated Certificate of Incorporation (the “Certificate”) is hereby amended by adding the following paragraph immediately before the second sentence in Article FOURTH:

“Reverse Common Stock Split. Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified such that each 3.4088 shares of Common Stock shall become one share of Common Stock (such reduction and resulting combination of shares is designated as the “Reverse Common Stock Split”). The par value of the Common Stock following the Reverse Common Stock Split shall remain $0.001 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive a number of shares equal to the number of shares represented by such certificate or certificates of such holder’s Pre-Split Common Stock divided by 3.4088 and then rounded down to the nearest whole number. No fractional shares will be issued in connection with or following the Reverse Common Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof and in accordance with Section 155 of the General Corporation Law, be entitled to receive an amount in cash to be determined in good faith by the Board of Directors of the Corporation equal to such fraction of a share multiplied by the fair value of a share of the Common Stock.”

THIRD: That the remaining provisions of the Certificate not affected by the aforementioned amendments shall remain in full force and not be affected by this Certificate of Amendment.

FOURTH: That the amendment of the Certificate effected by this Certificate of Amendment was duly authorized by the stockholders of the Corporation, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation be signed as of the 11th day of June, 2021.

CYTEIR THERAPEUTICS, INC.

By:	/s/ Markus Renschler, M.D.
Name:	Markus Renschler, M.D.
Title:	President and Chief Executive Officer

[Signature to Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation]